Exhibit 99.3

PRO FORMA VALUATION REPORT

SECOND-STEP CONVERSION

PB Bancorp, Inc. │Putnam, Connecticut

PROPOSED HOLDING COMPANY FOR:
Putnam Bank │ Putnam, Connecticut

Dated as of August 14, 2015

1100 North Glebe Road Suite 600

Arlington, Virginia 22201

703.528.1700

rpfinancial.com

August 14, 2015

Boards of Directors

Putnam Bancorp, MHC

PSB Holdings, Inc.
PB Bancorp, Inc.

Putnam Bank

40 Main Street

Putnam, Connecticut 06260

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”), the Office of the Comptroller of the Currency (“OCC”) and the Connecticut Department of Banking (the “Department”), and applicable regulatory interpretations thereof.

Description of Plan of Conversion

On September 9, 2015, the Boards of Directors of Putnam Bancorp, MHC (the “MHC”) and PSB Holdings, Inc. (“PSBH”) adopted a plan of conversion whereby the MHC will convert to stock form. As a result of the conversion, PSBH, which currently owns all of the issued and outstanding common stock of Putnam Bank (the “Bank”), will be succeeded by a new Maryland corporation with the name of PB Bancorp, Inc. (“PB Bancorp” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter also be referred to as PB Bancorp or the Company, unless otherwise identified as PSBH. As of June 30, 2015, the MHC had a majority ownership interest in, and its principal asset consisted of, approximately 57.02% of the common stock (the “MHC Shares”) of PSBH. The remaining 42.98% of PSBH’s common stock is owned by public stockholders.

It is our understanding that PB Bancorp will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Benefit Plans including the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Depositors. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a community

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 600	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors
August 14, 2015

offering and a syndicated offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of PSBH will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for the Appraisal, we are independent of the Company, PSBH, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Company, the Bank and the MHC, including the prospectus as filed with the FRB and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Company, the Bank and the MHC that has included a review of audited financial information for the fiscal years ended June 30, 2011 through June 30, 2015, a review of various unaudited information and internal financial reports through June 30, 2015, and due diligence related discussions with the Company’s management; Wolf & Company, P.C., the Company’s independent auditor; Luse Gorman, PC, the Company’s conversion counsel and Keefe, Bruyette & Woods, Inc., the Company’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which PB Bancorp operates and have assessed PB Bancorp’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on PB Bancorp and the industry as a whole. We have analyzed the potential effects of the stock conversion on PB Bancorp’s operating characteristics and financial performance as they relate to the pro forma market value of PB Bancorp. We have analyzed the assets held by the MHC, which will be consolidated with PB Bancorp’s assets and equity pursuant to the completion of the second-step conversion. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared PB Bancorp’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies and second-step conversion offerings.

Boards of Directors
August 14, 2015

We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on PB Bancorp’s representation that the information contained in the regulatory applications and additional information furnished to us by PB Bancorp and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by PB Bancorp, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of PB Bancorp. The valuation considers PB Bancorp only as a going concern and should not be considered as an indication of PB Bancorp’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for PB Bancorp and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of PB Bancorp’s stock alone. It is our understanding that there are no current plans for selling control of PB Bancorp following completion of the second-step conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which PB Bancorp’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and thus will slightly increase equity. After accounting for the impact of the MHC’s net assets, the public shareholders’ ownership interest was reduced by approximately 0.67%. Accordingly, for purposes of the Company’s pro forma valuation, the public shareholders’ pro forma ownership interest was reduced from 42.98% to 42.31% and the MHC’s ownership interest was increased from 57.02% to 57.69%.

Valuation Conclusion

It is our opinion that, as of August 14, 2015, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of PSBH – was $47,670,864 at the midpoint, equal to 5,958,858 shares at $8.00 per share. The resulting range of value and pro forma shares, all based on $8.00 per share, are as follows: $40,520,232 or 5,065,029 shares at the minimum, $54,821,488 or 6,852,686 shares at the maximum and $63,044,720 or 7,880,590 shares at the super maximum.

Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $27,500,000 equal to

Boards of Directors
August 14, 2015

3,437,500 shares at $8.00 per share. The resulting offering range and offering shares, all based on $8.00 per share, are as follows: $23,375,000 or 2,921,875 shares at the minimum, $31,625,000 or 3,953,125 shares at the maximum and $36,368,752 or 4,546,094 shares at the super maximum,

Establishment of the Exchange Ratio

The conversion regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC and PSBH have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the dividends waived by the MHC and consolidation of the MHC’s unconsolidated equity into the Company). The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $8.00 per share offering price, the indicated exchange ratio at the midpoint is 0.8967 shares of the Company’s stock for every one share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 0.7622 at the minimum, 1.0312 at the maximum and 1.1859 at the super maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion offering, or prior to that time, will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of PB Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the second-step conversion.

RP Financial’s valuation was based on the financial condition, operations and shares outstanding of PSBH as of June 30, 2015, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of PSBH and the exchange of the public shares for newly issued shares of PB Bancorp’s common stock as a full public company was determined independently by the Boards of Directors of the MHC and PSBH. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or

Boards of Directors
August 14, 2015

solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of PB Bancorp, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of PB Bancorp’s stock offering.

Respectfully submitted,
RP® FINANCIAL, LC.

Ronald S. Riggins
President and Managing Director

Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS
PB BANCORP, INC.
PUTNAM BANK

Putnam, Connecticut

PAGE
DESCRIPTION	NUMBER

CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS

Introduction	I.1
Plan of Conversion	I.1
Strategic Overview	I.2
Balance Sheet Trends	I.5
Income and Expense Trends	I.8
Interest Rate Risk Management	I.11
Lending Activities and Strategy	I.12
Asset Quality	I.15
Funding Composition and Strategy	I.15
Subsidiaries	I.16
Legal Proceedings	I.17

CHAPTER TWO MARKET AREA ANALYSIS

Introduction	II.1
National Economic Factors	II.1
Market Area Demographics	II.5
Regional Economy	II.7
Unemployment Trends	II.8
Market Area Deposit Characteristics and Competition	II.9

CHAPTER THREE PEER GROUP ANALYSIS

Peer Group Selection	III.1
Financial Condition	III.6
Income and Expense Components	III.8
Loan Composition	III.11
Interest Rate Risk	III.13
Credit Risk	III.13
Summary	III.16

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS
PB BANCORP, INC.
PUTNAM BANK

Putnam, Connecticut

(continued)

PAGE
DESCRIPTION			NUMBER

CHAPTER FOUR VALUATION ANALYSIS

Introduction			IV.1
Appraisal Guidelines			IV.1
RP Financial Approach to the Valuation			IV.1
Valuation Analysis			IV.2
1.	Financial Condition		IV.2
2.	Profitability, Growth and Viability of Earnings		IV.4
3.	Asset Growth		IV.6
4.	Primary Market Area		IV.6
5.	Dividends		IV.8
6.	Liquidity of the Shares		IV.8
7.	Marketing of the Issue		IV.9
	A.	The Public Market	IV.9
	B.	The New Issue Market	IV.13
	C.	The Acquisition Market	IV.15
	D.	Trading in PSBH’s Stock	IV.15
8.	Management		IV.17
9.	Effect of Government Regulation and Regulatory Reform		IV.18
Summary of Adjustments			IV.18
Valuation Approaches			IV.18
1.	Price-to-Earnings (“P/E”)		IV.20
2.	Price-to-Book (“P/B”)		IV.21
3.	Price-to-Assets (“P/A”)		IV.23
Comparison to Recent Offerings			IV.23
Valuation Conclusion			IV.24
Establishment of the Exchange Ratio			IV.25

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES
PB BANCORP, INC.
PUTNAM BANK

Putnam, Connecticut

TABLE
Number	DESCRIPTION	page

1.1	Historical Balance Sheet Data	I.6
1.2	Historical Income Statements	I.9

2.1	Summary Demographic Data	II.6
2.2	Primary Market Area Employment Sectors	II.7
2.3	Market Area Largest Employers	II.8
2.4	Unemployment Trends	II.9
2.5	Deposit Summary	II.10
2.6	Market Area Deposit Competitors	II.11

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.7
3.3	Income as a % of Average Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.12
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.14
3.6	Credit Risk Measures and Related Information	III.15

4.1	Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.14
4.3	Market Pricing Comparatives	IV.16
4.4	Public Market Pricing Versus Peer Group	IV.22

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. Overview and Financial Analysis

Introduction

Putnam Bank (the “Bank”), founded in 1862, is a Connecticut-chartered stock savings bank headquartered in Putnam, Connecticut. The Bank currently serves eastern Connecticut through the main office in Putnam and seven full service branch offices, which are located in Windham County and New London County, Connecticut. The Bank also maintains a loan center in Putnam and conducts limited banking activities at a retirement village once a week, which is located in Brooklyn, Connecticut. Brooklyn is located in Windsor County. The Bank is subject to regulation and oversight by the Connecticut Department of Banking (the “Department”) and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). The Bank is a member of the Federal Home Loan Bank ("FHLB") system, and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (the “FDIC”). A map of the Bank’s office locations is included as Exhibit I-1.

PSB Holdings, Inc. (“PSBH”) is the federally-chartered mid-tier holding company of the Bank and owns 100% of the outstanding common stock of the Bank. PSBH was formed on May 27, 2003 and has since been engaged primarily in the business of holding the common stock of the Bank. PSBH completed its initial public offering on October 4, 2004, pursuant to which it sold 3,089,691 shares or 44.50% of its outstanding common stock to the public, issued 3,729,846 shares or 53.72% of its common stock outstanding to Putnam Bancorp, MHC (the “MHC”) and contributed 123,588 shares or 1.78% of its common stock outstanding to The Putnam Savings Foundation. The MHC and PSBH are subject to supervision and regulation by the Federal Reserve Federal Reserve Board. At June 30, 2015, PSBH had total consolidated assets of $473.6 million, deposits of $357.8 million and equity of $51.7 million or 10.93% of total assets. Excluding goodwill and core deposit intangibles of $6.9 million, PSBH’s tangible equity equaled $44.8 million or 9.46% of total assets at June 30, 2015. PSBH’s audited financial statements for the most recent period are included by reference as Exhibit I-2.

Plan of Conversion

On September 9, 2015, the respective Board of Directors of the MHC and PSBH adopted a Plan of Conversion, whereby the MHC will convert to stock form. As a result of the conversion, PSBH, which currently owns all of the issued and outstanding common stock of the

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

Bank, will be succeeded by PB Bancorp, Inc. (“PB Bancorp” or the “Company”), a newly formed corporation. Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will also hereinafter be also referred to as PB Bancorp or the Company, unless otherwise identified as PSBH. As of June 30, 2015, the MHC had a majority ownership interest of approximately 57.02% in and its principal asset consisted of 3,729,846 common stock shares of PSBH (the “MHC Shares”). The remaining 2,811,715 shares or approximately 42.98% of PSBH’s common stock was owned by public shareholders.

It is our understanding that PB Bancorp will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Depositors. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a community offering and a syndicated offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of PSBH will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

Strategic Overview

PB Bancorp maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of consumers and businesses in eastern Connecticut. Lending activities by the Company have emphasized the origination of mortgage loans, including 1-4 family permanent mortgage loans, commercial real estate loans, home equity loans and construction loans. Lending diversification by the Company also includes the origination of commercial business loans and consumer loans. In recent years, the Company has experienced loan portfolio shrinkage and a shift in its interest-earning composition towards a higher concentration of investments. Factors contributing to the downward trend in loans receivable include a prolonged downturn in real estate market conditions in the Company’s lending markets following the onset of the national recession, a shift in strategic emphasis to managing credit risk necessitated by credit quality deterioration and elevated levels of non-performing assets and a desire to limit overall balance sheet growth to facilitate higher capital ratios.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

The Company’s lending activities are supplemented with investments in securities, which have become a more significant component of the Company’s interest-earning asset composition and have accounted for most of the Company’s asset growth in recent years. Mortgage-backed securities comprise the largest segment of the Company’s investment portfolio, which consist primarily of agency securities issued by government-sponsored enterprises (“GSEs”). To a lesser extent, the mortgage backed securities portfolio consists of non-agency securities. Assets are primarily funded by retail deposits generated through the branch network, with supplemental funding provided by borrowings as an alternative funding source for purposes of managing funding costs and interest rate risk.

The Company’s lending markets were adversely impacted by the 2008 national recession and the resulting fallout from the financial crisis that occurred with the implosion of the housing market, pursuant to which the Company experienced credit quality deterioration. Over the past five fiscal years, the Company’s balance of non-performing assets peaked at $10.1 million or 2.23% of assets at fiscal yearend 2012. Since fiscal yearend 2012, the balance of non-performing assets ranged from a low of $8.0 million or 1.76% of assets at fiscal yearend 2013 to a high of $8.8 million or 1.86% of assets at fiscal yearend 2015.

PB Bancorp’s earnings base is largely dependent upon net interest income and operating expense levels. Overall, the Company has experienced net interest margin compression since fiscal 2012, as loan portfolio shrinkage and the resulting shift in the Company’s interest-earning asset mix towards a higher concentration of relatively lower yielding investments have negatively impacted interest-earning asset yields. Operating expenses have been maintained at relatively stable levels as a percent of average assets, as the Company was effective in reducing operating expenses during periods of asset shrinkage. Non-interest operating income has been a fairly stable contributor to the Company’s earnings, while the amount of loan loss provisions established has had a varied impact on the Company’s earnings over the past five fiscal years. Non-operating gains and losses were a more significant factor in the Company’s earnings during fiscal years 2011 through 2013, which was largely attributable to net impairment losses recorded on other-than-temporary write-downs of investment securities.

A key component of the Company’s business plan is to complete a second-step conversion offering. The post-offering business plan of the Company is expected to continue to focus on implementing strategic initiatives to develop and grow a full service community banking franchise. Accordingly, PB Bancorp will continue to be an independent full service community

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

bank, with a commitment to meeting the retail and commercial banking needs of individuals and businesses in eastern Connecticut.

The capital realized from the stock offering will increase the Company’s operating flexibility and allow for continued growth of the balance sheet. The additional capital realized from stock proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets. The Company’s strengthened capital position will also provide more of a cushion against potential credit quality related losses, as the Company continues to implement workout strategies to reduce the balance of non-performing assets. PB Bancorp’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Company’s interest-earning assets/interest-bearing liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will serve to raise the level of interest-earning assets funded with equity and, thereby, reduce the ratio of interest-earning assets funded with interest-bearing liabilities as the balance of interest-bearing liabilities will initially remain relatively unchanged following the conversion, which may facilitate a reduction in PB Bancorp’s funding costs. Additionally, PB Bancorp’s higher equity-to-assets ratio will enable the Company to pursue expansion opportunities. In particular, the Company will be better positioned to pursue growth through acquisition of other financial service providers following the stock offering, given its strengthened capital position and ability to offer stock as consideration. At this time, the Company has no specific plans for expansion. The projected uses of proceeds are highlighted below.

•	PB Bancorp. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP, are expected to be primarily invested initially into liquid funds held as a deposit at the Bank. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock and the payment of cash dividends.

•	Putnam Bank. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds and are expected to be primarily utilized to fund loan growth over time.

Overall, it is the Company’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with PB Bancorp’s operations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the past five fiscal years. Since fiscal yearend 2011, the Company recorded a decrease in assets during fiscal 2012 followed by three consecutive years of asset growth. Overall, assets increase at an annual rate of 0.06% from fiscal yearend 2011 through fiscal yearend 2015. Asset shrinkage during fiscal 2012 was mostly due to a decrease in investment securities and, to a less extent, a decrease in loans receivable. Asset growth during fiscal years 2013 through 2015 consisted mostly of investment securities, which was partially offset by a downward trend in the balance of loans receivable. Asset shrinkage and deposit growth funded the pay down of borrowings during fiscal 2012, while deposit growth primarily funded asset growth during fiscal years 2013 through 2015. A summary of PB Bancorp’s key operating ratios for the past five fiscal years is presented in Exhibit I-3.

PB Bancorp’s loans receivable portfolio decreased at a 3.01% annual rate from fiscal yearend 2011 through fiscal yearend 2015, with the loans receivable balance trending lower throughout the period covered in Table 1.1. The Company’s loan shrinkage combined with modest asset growth provided for a decrease in the loans-to-assets ratio from 53.59% at June 30, 2011 to 47.31% at June 30, 2015. Net loans receivable at June 30, 2015 totaled $224.0 million, versus $253.2 million at June 30, 2011.

The decline in the loans receivable balance since fiscal yearend 2011 was mostly attributable to decreases in 1-4 family loans, which includes second mortgage loans and home equity lines of credit, and commercial real estate loans. While the balance of 1-4 family permanent mortgage loans has declined since fiscal yearend 2011, the concentration of 1-family permanent mortgage loans comprising total loans increased from 74.96% at June 30, 2011 to 79.17% at June 30, 2015. Commercial real estate loans, which comprise the second largest segment of the loan portfolio, declined from 20.67% of total loans at June 30, 2011 to 18.47% of total loans at June 30, 2015. Similarly, construction loans decreased from 1.10% of total loans at June 30, 2011 to 0.58% of total loans at June 30, 2015 commercial business loans decreased from 2.86% of total loans at June 30, 2011 to 1.47% of total loans at June 30, 2015 and consumer loans decreased from 0.41% of total loans at June 30, 2011 to 0.31% of total loans at June 30, 2015.

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting overall credit and interest rate risk

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

[TABLE OMITTED]

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7

objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into liquid funds held as a deposit at the Bank. Since fiscal yearend 2011, the Company’s level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 37.88% of assets at fiscal yearend 2012 to a high of 46.55% of assets at fiscal yearend 2015. As of June 30, 2015, the Company held investment securities totaling $209.8 million or 44.29% of assets, which consisted of $45.7 million of investment securities maintained as available-for-sale and $164.1 million of investment securities maintained as held-to-maturity. As of June 30, 2014, the available-for-sale investment securities portfolio consisted of mortgage-backed securities ($29.5 million), equity securities ($10.0 million), corporate bonds ($5.2 million) and U.S. Government and government-sponsored securities ($991,000). As of June 30, 2015, the available-for-sale investment securities portfolio had a net unrealized loss of $300,000. As of June 30, 2015, the held-to-maturity investment securities portfolio consisted of mortgage-backed securities ($153.9 million) and U.S. Government and government-sponsored securities ($10.2 million). Exhibit I-4 provides historical detail of the Company’s investment portfolio. The Company also held $5.4 million of FHLB stock and cash and cash equivalents of $5.3 million at June 30, 2015, equal to 1.13% of assets and 1.12% of assets, respectively.

The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which covers the lives of certain Board members and employees of the Company. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of June 30, 2015, the cash surrender value of the Company’s BOLI equaled $9.4 million or 1.99% of assets.

Over the past five fiscal years, PB Bancorp’s funding needs have been addressed through a combination of deposits, borrowings and internal cash flows. From fiscal yearend 2011 through fiscal yearend 2015, deposits increased at a 1.74% annual rate. Deposit growth was recorded throughout the period covered in Table 1.1, with the exception of fiscal 2013. Overall, deposits increased from $333.8 million or 70.64% of assets at fiscal yearend 2011 to $357.6 million or 75.52% of assets at fiscal yearend 2015. Transaction and savings account deposits constitute the largest concentration of the Company’s deposits and have increased as a percent of total deposits in recent years.

Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk. From fiscal yearend 2011 through fiscal yearend 2015, the Company’s borrowings decreased at a 9.24%

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8

annual rate. The reduction in borrowings occurred in fiscal 2012, as borrowings increased slightly from fiscal yearend 2012 through fiscal yearend 2015. As of June 30, 2015, borrowings held by the Company totaled $59.5 million or 12.57% of assets. FHLB advances constitute the primary source of borrowings utilized by the Company, with repurchase agreements comprising the balance of the Company’s borrowings at fiscal yearend 2015.

The Company’s equity increased at a 2.57% annual rate from fiscal yearend 2011 through fiscal yearend 2015, as retention of earnings was partially offset payment of cash dividends. Stronger equity growth relative to asset growth provided for an increase in the Company’s equity-to-assets ratio from 9.89% at fiscal yearend 2011 to 10.93% at fiscal yearend 2015. Similarly, the Company’s tangible equity-to-assets ratio increased from 8.36% at fiscal yearend 2011 to 9.46% at fiscal yearend 2015. Goodwill and other intangibles totaled $6.920 million or 1.46% of assets at June 30, 2015, consisting of $6.912 million of goodwill and $8,000 of core deposit intangibles. The Bank maintained capital surpluses relative to all of its regulatory capital requirements at June 30, 2015. The addition of stock proceeds will serve to strengthen the Company’s capital position, as well as support growth opportunities. At the same time, the significant increase in PB Bancorp’s pro forma capital position will initially depress its ROE.

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the past five fiscal years. The Company’s reported earnings over the past five fiscal years ranged from a low of $551,000 or 0.12% of average assets for fiscal 2015 to a high of $1.3 million or 0.30% of average assets for fiscal 2013. Net interest income and operating expenses represent the primary components of the Company’s earnings. Non-interest operating income has been a moderate and stable contributor to the Company’s earnings, while the amount of loan loss provisions established has had a varied impact on the Company’s earnings over the past five fiscal years. Non-operating gains and losses were a more significant factor in the Company’s earnings during fiscal years 2011 through 2013, which was largely attributable to net impairment losses recorded on other-than-temporary write-downs of investment securities.

Over the past five fiscal years, the Company’s net interest income to average assets ratio ranged from a low of 2.10% during fiscal 2015 to a high of 2.40% during fiscal 2012. The decline in the Company’s net interest income ratio since fiscal 2012 has been largely

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[TABLE OMITTED]

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attributable to interest rate spread compression that has resulted from a more significant decrease in the yield earned on interest-earnings assets relative to the cost of interest-bearing liabilities. As the result of the prolonged low interest rate environment, the decline in yield earned on less rate sensitive interest-earning assets has become more significant relative to the decline in rate paid on more rate sensitive liabilities which had more significant downward repricing earlier in the prevailing interest rate environment. Furthermore, a shift in the Company’s interest-earning asset composition towards a higher concentration of investments, which earn lower yields relative to loans, also has placed downward pressure on the Company’s average yield earned on interest-earning assets. Overall, during the past five fiscal years, the Company’s interest rate spread decreased from a peak of 2.34% during fiscal 2012 to a low of 2.05% during fiscal 2015. The Company’s net interest rate spreads and yields and costs for the past five years are set forth in Exhibit I-3 and Exhibit I-5.

Non-interest operating income as a percent of average assets has been a fairly stable contributor to the Company’s earnings, ranging from a low of $2.4 million or 0.51% of average assets during fiscal 2015 to a high of $2.9 million or 0.60% of average assets during fiscal 2011. Fees and service charges, BOLI income, net commissions from brokerage services and mortgage banking activities constitute the major components of the Company’s non-interest operating revenues.

Operating expenses represent the other major component of the Company’s earnings, which have been effectively contained by the Company such that the operating expense ratio as a percent of average assets remained relatively stable during periods of asset shrinkage or limited asset growth. For fiscal 2015, operating expenses amounted to $11.2 million or 2.36% of average assets. Comparatively, during the prior four fiscal years, operating expense ranged from $10.6 million or 2.34% of average assets during fiscal 2013 to $11.3 million or 2.35% of average assets during fiscal 2011.

Overall, the general trends in the Company’s net interest income ratio and operating expense ratio over the past five fiscal years showed a decline in core earnings, as indicated by the Company’s expense coverage ratios (net interest income divided by operating expenses). PB Bancorp’s expense coverage ratio equaled 1.00 times during fiscal 2011, versus a ratio of 0.89 times during fiscal 2015. Likewise, PB Bancorp’s efficiency ratio (operating expenses as a percent of the sum of net interest income and other operating income) of 79.39% during fiscal 2011 was more favorable compared to an efficiency ratio of 90.42% recorded during fiscal 2015.

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Over the past five fiscal years, loan loss provisions established by the Company ranged from a high of $1.2 million or 0.25% of average assets during fiscal 2012 to a low of $55,000 or 0.01% of average assets during fiscal 2014. For fiscal 2015, the Company recorded loan loss provisions of $535,000 or 0.11% of average assets. Among the factors impacting the amount of loan loss provisions established over the past five fiscal years include credit quality trends and the amount of net charge-offs recorded during each fiscal year. As of June 30, 2015, the Company maintained valuation allowances of $2.2 million, equal to 0.96% of total loans outstanding and 38.56% of non-performing loans. Exhibit I-6 sets forth the Company’s loan loss allowance activity during the past five fiscal years.

Non-operating income and losses haves had a varied impact on the Company’s earnings over the past five fiscal years, consisting of net impairment losses recorded on other-than-temporary write-downs of investment securities, gains on sales of investment securities and income received from legal settlements on previously written down investment securities. Net non-operating income and losses over the past five fiscal years ranged from a net non-operating loss of $10,000 or 0.00% of average assets during fiscal 2014 to a net non-operating loss of $388,000 or 0.08% of average assets during fiscal 2011. For fiscal 2015, the Company recorded a net non-operating loss of $155,000 or 0.03% of average assets consisting entirely of net impairment losses recorded on other-than-temporary write-downs of investment securities. The comparatively higher net non-operating loss recorded during fiscal 2011 was the result of $1.1 million of net impairment losses recorded on other-than-temporary write-downs of investment securities partially offset by $257,000 of gains on the sale of investment securities and $420,000 of income received from legal settlements on previously written down investment securities. Overall, the various items that comprise the Company’s non-operating income and losses are not viewed to be part of the Company’s core or recurring earnings base.

The Company’s effective tax rate ranged from 32.84% during fiscal 2011 to a tax benefit of 13.37% during fiscal 2015. As set forth in the prospectus, the Company’s effective marginal tax rate is 39.0%.

Interest Rate Risk Management

The Company’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates. Comparatively, the Company’s net interest margin benefits from a

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declining interest rate environment. As interest rates have remained at or near historically low levels for an extended period of time, the Company has experienced interest spread compression as the average yield earned on interest-earning assets has started to decline more relative to the average rate paid on interest-bearing liabilities. The Company’s interest rate risk analysis indicated that as of June 30, 2015, in the event of a 200 basis point instantaneous and sustained increase in interest rates, the net present value of the Company’s cash flow from assets, liabilities and off-balance sheet items would decrease 13.31% and net interest income for 2015 would decrease by 3.50% (see Exhibit I-7).

The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through investing in securities with adjustable rates, selling originations of longer term 1-family fixed rate loans and diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consists primarily of adjustable rate loans or shorter-term fixed rate loans. As of June 30, 2015, ARM loans comprised 37.71% of the dollar amount of all loans due after June 30, 2016 (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing fixed rate FHLB advances with terms of more than one year and emphasizing growth of lower costing and less interest rate sensitive transaction and savings account deposits. Transaction and savings account deposits comprised 65.23% of the Company’s average total deposits for the fiscal year ended June 30, 2015.

The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

PB Bancorp’s lending activities have traditionally emphasized 1-4 family permanent mortgage loans and such loans continue to comprise the largest component of the Company’s loan portfolio. Pursuant to the Company’s strategic plan, the Company is pursuing a diversified lending strategy emphasizing commercial real estate and commercial business loans as the primary areas of targeted loan growth. Other areas of lending diversification for the Company

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include home equity loans and lines of credit, construction loans and consumer loans. Exhibit I-9 provides historical detail of PB Bancorp’s loan portfolio composition for the past five fiscal years and Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of June 30, 2015.

1-4 Family Residential Loans. PB Bancorp offers both fixed rate and adjustable rate 1-4 family permanent mortgage loans, which are substantially secured by local properties. Loan originations are generally underwritten to secondary market guidelines, so as to provide the Company with the flexibility to sell the loans into the secondary market for purposes of managing interest rate risk. The Company’s current philosophy is to sell 1-4 family loan originations with terms of more than 15 years with servicing retained by the Company, with the exception of bi-weekly fixed rate real estate loans with terms of more than 15 years which are generally retained for the Company’s portfolio. Fixed rate loans are offered with terms from ranging from 10 to 30 years, with either monthly or bi-weekly repayment terms. ARM loans offered by the Company have initial repricing terms of one, three, five, seven or ten years and then adjust annually for the balance of the loan term. ARM loans are indexed to the one year Constant Maturity Treasury Bill Index. As of June 30, 2015, the Company’s outstanding balance of 1-4 family residential loans totaled $179.0 million or 79.17% of total loans outstanding, which included $18.0 million of home equity loans and lines of credit.

Home Equity Loans and Lines of Credit. The Company’s 1-4 family lending activities include home equity loans and lines of credit. Home equity loans are originated as fixed rate loans with amortization terms up to 15 years. Home equity lines of credit are tied to the prime rate as published in The Wall Street Journal and are generally offered with terms of up to a ten year draw period followed by a repayment term of 10 years. The Company will generally originate home equity loans and lines of credit up to a maximum loan-to value (“LTV”) ratio of 80%, inclusive of other liens on the property, on owner occupied properties. However, the Company will offer home equity loans and lines of credit up to a LTV ratio to 100% to borrowers who satisfy certain underwriting criteria. As of June 30, 2015, the Company’s outstanding balance of home equity loans and lines of credit totaled $18.0 million or 7.96% of total loans outstanding.

Commercial Real Estate Loans Commercial real estate loans consist of loans originated by the Company, which are collateralized by properties in the Company’s regional lending area. PB Bancorp originates commercial real estate loans up to a LTV ratio of 80% and requires a

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
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minimum debt-coverage ratio of 1.25 times. Commercial real estate loans are originated as five year ARM loans, with a 15 year balloon provision and amortization terms of up 25 years or 15 year fixed rate loans. Properties securing the commercial real estate loan portfolio include apartments, small office buildings, industrial facilities and retail facilities. The Company also offers commercial construction loans, which are originated as construction/permanent loans and are underwritten to comparable terms as commercial real loans with interest only payable during the construction period. The largest commercial real estate loan in the Company’s loan portfolio at June 30, 2015 was a $2.5 million loan, which was performing in accordance with its original terms at June 30, 2015. As of June 30, 2015, the Company’s outstanding balance of commercial real estate loans totaled $41.8 million equal to 18.47% of total loans outstanding.

Residential Construction Loans. Residential construction loans originated by the Company consist of loans to individuals for the construction and acquisition of personal residences. Residential construction loans are interest only loans during the construction term and are generally offered on the same terms as the Company’s 1-4 family permanent mortgage loans. As of June 30, 2015, PB Bancorp’s outstanding balance of construction loans equaled $1.3 million or 0.58% of total loans outstanding.

Commercial Business Loans The commercial business loan portfolio is generated through extending loans to businesses operating in the local market area and is supplemented with a minor amount of purchases from a national lender to healthcare professionals. Expansion of commercial business lending activities is a desired area of loan growth for the Company, pursuant to which the Company is seeking to become a full service community bank to its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products. Commercial business loans offered by the Company consist of floating lines of credit indexed to The Wall Street Journal prime rate and fixed rate term loans. Depending on the collateral securing the loan, commercial business loans are originated up to 75% of the value of the collateral securing the loan. Commercial business loans are generally originated as secured loans, which are primarily secured by collateral such as accounts receivable, inventory and equipment. As of June 30, 2015, PB Bancorp’s outstanding balance of commercial business loans equaled $3.3 million or 1.47% of total loans outstanding.

Consumer Loans The Company’s diversification into consumer lending has been limited, which generally consist of loan offered to existing customers of the Company.

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Consumer loans originated by the Company generally consist of automobile loans, loans secured by deposit accounts and unsecured personal loans. As of June 30, 2015, PB Bancorp’s outstanding balance of consumer loans equaled $701,000 or 0.31% of total loans outstanding.

Asset Quality

Historically, the Company’s lending emphasis on lending in local and familiar markets generally supported maintenance of relatively favorable credit quality measures. However, following the national recession and bursting of the housing bubble in 2008, the Company experienced elevated levels of problems assets. Over the past five fiscal years, PB Bancorp’s balance of non-performing assets ranged from a high of $10.1 million or 2.23% of assets at fiscal yearend 2012 to a low of $7.5 million or 1.60% of assets at fiscal yearend 2011. As of June 30, 2015, non-performing assets totaled $8.8 million or 1.86% of assets. As shown in Exhibit I-11, non-performing assets at June 30, 2015 consisted of $5.6 million of non-accruing loans and $3.2 million of other real estate owned. Non-accruing loans held by the Company at June 30, 2105 were concentrated in commercial real estate loans ($2.9 million) and residential real estate loans ($2.7 million).

To track the Company’s asset quality and the adequacy of valuation allowances, the Company has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Classified assets are reviewed monthly by senior management and quarterly by the Board. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of June 30, 2015, the Company maintained loan loss allowances of $2.2 million, equal to 0.96% of total loans outstanding and 38.56% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source and at June 30, 2015 deposits accounted for 85.73% of the Company’s combined balance of deposits and borrowings. Exhibit I-12 sets forth the Company’s deposit composition for the past three fiscal years. Transaction and savings account deposits comprised 65.23% of average total deposits during fiscal 2015, as compared to 60.98% of average total deposits during fiscal 2013. The increase in the concentration of core deposits comprising total deposits since fiscal 2013

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was primarily realized through growth of core deposits and, to a lesser extent, a decline in CDs. Growth of core deposits since fiscal 2013 was largely driven by growth of demand deposits and regular savings deposits.

The balance of the Company’s deposits consists of CDs, which comprised 34.77% of average total deposits during fiscal 2015 compared to 39.02% of average total deposits during fiscal 2013. PB Bancorp’s current CD composition reflects a higher concentration of long-term CDs (maturities of more than one year). The CD portfolio totaled $119.0 million at June 30, 2015 and $65.1 million or 54.66% of the CDs were scheduled to mature in more than one year. As of June 30, 2015, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $58.5 million or 49.13% of total CDs and $28.1 million or 48.00% were scheduled to mature in more than one year. Exhibit I-13 sets forth the maturity schedule of the Company’s jumbo CDs as of June 30, 2015. The Company held $7.9 million of brokered CDs at June 30, 2015.

Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk Borrowings totaled $59.5 million at June 30, 2015 and consisted of $56.7 million of fixed rate FHLB advances with maturities out to 2020 and $2.8 million of short-term repurchase agreements. At June 30, 2015, the weighted average interest rate on the FHLB advances equaled 2.60% and the weighted average interest rate on the repurchase agreements equaled 0.10%. Exhibit I-14 provides further detail of the Company’s borrowings.

Subsidiaries

PB Bancorp’s only subsidiary is Putnam Bank. Putnam Bank has three subsidiaries: Windham North Properties, LLC, PSB Realty, LLC and Putnam Bank Mortgage Servicing Company.

Windham North Properties, LLC acquires title to selected properties on which Putnam Bank forecloses. As of June 30, 2015, Windham North Properties, LLC owned nine properties.

PSB Realty, LLC owns a parcel of real estate located immediately adjacent to Putnam Bank’s main office. This real estate is utilized as a loan center for Putnam Bank and there are no outside tenants that occupy the premises. PSB Realty, LLC also owns the 40 High Street, Norwich branch building and real estate.

Putnam Bank Mortgage Servicing Company is a qualified “passive investment company”

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that is intended to reduce Connecticut state taxes on interest earned on real estate loans.

Legal Proceedings

From time to time, the Company is involved as plaintiff or defendant in various legal proceedings arising in the ordinary course of business. At June 30, 2015, the Company was not involved in any legal proceedings, the outcome of which would be material to the Company’s financial condition or results of operations.

RP® Financial, LC.	MARKET AREA
II.1

II. MARKET AREA

Introduction

PB Bancorp serves eastern Connecticut through the main office in Putnam and seven full service branch offices, which are located in Windham County and New London County, Connecticut. The main office and four branch offices are located in Windham County and the remaining three branch offices are located in New London County. Windham County is located in the Northeastern corner of Connecticut and borders both Massachusetts (to the north) and Rhode Island (to the east). New London County is to the south of Windham County, located in the Southeastern corner of Connecticut. Putnam is approximately 45 miles from Hartford, Connecticut, 30 miles from Providence, Rhode Island, and 65 miles from Boston, Massachusetts. The Company also maintains a loan center in Putnam and conducts limited banking activities at a retirement village once a week, which is located in Brooklyn, Connecticut. Brooklyn is located in Windsor County. Exhibit II-1 provides information on the Company’s office properties.

Future growth opportunities for PB Bancorp depend on the future growth and stability of the national and regional economy, demographic growth trends and the nature and intensity of the competitive environment. These factors have been examined to help determine the growth potential that exists for the Company, the relative economic health of the Company’s market area and the resultant impact on value.

National Economic Factors

The future success of the Company’s operations is partially dependent upon various national and local economic trends. In assessing national economic trends over the past few quarters, manufacturing activity for January 2015 declined to its lowest level in a year with an index reading of 53.5 compared to 55.1 for December 2014, as slow global growth started to weigh on demand for goods made in the U.S. Comparatively, service sector activity edged up slightly in January 2015, with an index reading of 56.7 compared to 56.5 for December 2014. U.S. job growth showed a solid increase of 257,000 jobs in January 2015, although the unemployment rate for January edged up to 5.7%. Led by plunging gas prices, retail sales declined 0.8% in January. Excluding gas sales, retail spending was flat for January. January existing home sales dipped 4.9% compared to December, versus a decrease of 0.2% in January new home sales. Manufacturing activity expanded at a slower pace in February for the

RP® Financial, LC.	MARKET AREA
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fourth consecutive month, while service sector activity ticked up in February. The economy added 295,000 jobs in February and the national unemployment rate for February edged down to 5.5%. Retail sales declined for a third consecutive month in February, decreasing 0.6% compared to January. Existing and new home sales rebounded in February, with respective increases of 1.2% and 7.8% compared to January sales activity. Durable-goods orders fell 1.4% in February, suggesting U.S companies remained cautious about spending. The pace of manufacturing and service sector activity both eased slightly in March compared to February. U.S. employers added only 126,000 jobs in March, which was the smallest increase in more than a year. The unemployment rate for March remained unchanged at 5.5%. Retail sales rose 0.9% in March from February, which was the first monthly increase for 2015. March existing home sales were up 6.1% from a month ago, versus an 11.4% decline in March new home sales. First quarter GDP increased at a 0.2% annual rate (subsequently revised to a 0.6% annual rate) compared to a fourth quarter annual growth rate of 2.2%.

The pace of manufacturing activity for April 2015 held steady with an index reading of 51.5. Comparatively, service sector activity for April rose to 57.8, the highest reading since November 2014. The April employment report showed 223,000 jobs were added and the unemployment rate dipped to 5.4%. Retail sales were flat in April, indicating that consumers remained cautious. April existing home sales declined 3.3% compared to March, but new home sales increased 6.8% in April. Manufacturing activity showed a slight pick-up in May, while May service sector activity declined slightly from the prior month. The economy added 280,000 jobs in May and the national unemployment rate for May ticked up to 5.5%. Retail sales advanced 1.2% in May, easing worries of a protracted economic slowdown. May existing and new home sales recorded month-to-month increases of 5.1% and 2.2%, respectively. Durable-goods orders fell 1.8% in May compared to April. Manufacturing activity edged up in June from May, versus a decline in June service sector activity. Job growth slowed in June, as U.S. employers added 223,000 jobs during the month. The June unemployment rate dropped to 5.3%, as U.S. workers left the labor force in droves. Retail sales dipped 0.3% in June from May. June housing starts jumped 9.8% from the May rate, which was driven by construction of multi-family housing. Existing home sales for June were up 3.2% compared to May, versus a 6.8% decrease in June new home sales. Second quarter GDP increased at a 2.3% annual rate compared to a revised first quarter annual growth rate of 0.6%.

July 2015 manufacturing activity expanded a slowly rate, with an index reading of 52.7 compared to 53.5 for June. Comparatively, service sector activity for July accelerated to an

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II.3

index reading of 60.3, versus a June index reading of 56.0. The July employment report showed 215,000 jobs were added and the unemployment rate remained at 5.3%. Retail sales jumped 0.6% in July, providing an indication that the U.S. economy was gaining some traction.

In terms of interest rates trends over the past few quarters, the 10-year Treasury yield dipped below 2.0% in early-January 2015 and continued to trend lower into mid-January, as investors moved into safe haven investments amid heightened concerns over global economic growth and an increase in financial market turmoil. Long-term Treasury yields continued to edge lower through the end of January, as investors took into consideration economic data suggesting that the economic recovery was losing momentum and indications from the Federal Reserve that it would keep its target rate near zero until at least mid-year. A jump in oil prices and strong job growth reflected in the January employment report pushed long-term Treasury yields higher in the first half of February, as expectations increased that the Federal Reserve would raise rates in mid-2015. Treasury prices rallied in mid-February, as the release of Federal Reserve minutes from its previous policy meeting indicated that the Federal Reserve would remain patient in its approach to raising interest rates. The 10-year Treasury yield dipped below 2.0% heading into late-February, as Federal Reserve Chairwoman Janet Yellen signaled that the Federal Reserve was moving at a slow pace towards raising interest rates. A relatively strong jobs report for February contributed to an upward trend in long-term Treasury yields for the first part of March. However, the downward trend in long-term Treasury yields resumed in mid-March and continued into the second half of March, with the 10-year Treasury yield moving back below 2.0% for the balance of March. Reports on the economy indicating slowing growth and statements from the Federal Reserve that it would proceed cautiously in raising interest were factors that contributed to the decline in long-term Treasury yields.

The 10-year Treasury yield remained below 2.0% throughout most of April 2015, as investors took into consideration more signs of a cooling economy and reduced job market gains. The Federal Reserve concluded its late-April policy meeting with keeping rates near zero and indicated that it was unlikely that they would begin to raise interest rates in June. Interest rates edged higher in May, as the 10-year Treasury yield moved back above 2.0%. The Federal Reserve’s late-May position on raising interest rates indicated that it was on track to raise interest rates later in 2015, but would proceed cautiously since the job market had not fully healed and inflation remained low. Stronger job growth reflected in the May employment report and signs that the U.S. economy was gaining traction sustained the upward trend in long-term Treasury yields through most of June. Treasury bonds rallied in early-July, as job growth

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slowed in June and investors moved into safe haven investments after Greeks voted to reject its creditors for further financial aid. The 10-year Treasury yield stabilized around 2.35% in mid-July, as the Federal Reserve signaled that recent turbulence in Greece and China was not threatening the U.S. economy enough to divert the central bank from plans to raise short-term interest rates later in 2015. Long-term Treasury yields eased lower heading into late-July, as investors reacted to a sell-off in China’s stock market. Comparatively, short-term Treasury yields edged higher in late-July, reflecting expectations that the Federal Reserve would increase its target interest rate as early as September. Long-term Treasury yields stabilized through the first half of August, as investors took into consideration mixed economic reports on the U.S. economy and China’s unexpected devaluation of its currency. As of August 14, 2015, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 0.41% and 2.20%, respectively, versus comparable year ago yields of 0.11% and 2.40%. Exhibit II-2 provides historical interest rate trends.

Based on the consensus outlook of economists surveyed by The Wall Street Journal in July 2015, GDP growth was projected to come in at 2.2% in 2015 and increase to 2.7% in 2016. The unemployment rate was forecasted to decline to 5.1% in December 2015. An average of 202,000 jobs were projected to be added per month during 2015. Over 80% of the economists expected the Federal Reserve to make its first increase in the federal funds rate in September 2015 and, on average, the economists forecasted that the 10-year Treasury yield would increase to 2.72% at the end of 2015. The surveyed economists also forecasted home prices would rise 4.7% in 2015 and housing starts were forecasted to continue to trend slightly higher in 2015.

The June 2015 mortgage finance forecast from the Mortgage Bankers Association (the “MBA”) was for existing home sales to increase by 4.0% from 2014 sales and new home sales were forecasted to increase by 17.5% in 2015 from sales in 2014. The MBA forecast showed overall increases in the median sale prices for new and existing homes in 2015. Total mortgage production is forecasted to be up in 2015 to $1.281 trillion, compared to $1.122 trillion in 2014. The forecasted increase in 2015 originations was based on a 14.4% increase in purchase volume and a 13.8% increase in refinancing volume. Purchase mortgage originations are forecasted to total $730 billion in 2015, versus refinancing volume totaling $551 billion. Housing starts for 2015 were projected to increase by 8.0% in 2015 to total $1.081 billion.

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II.5

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the market area served by PB Bancorp. Demographic data for Windham and New London Counties, as well as for Connecticut and the U.S., is provided in Table 2.1.

Windham County, which is located in the northeastern corner of the state of Connecticut and is included in the Worcester, Massachusetts Metropolitan Statistical Area (“MSA”), maintained a population of 117,000 as of 2015. New London County, which is the adjacent county to the south of Windham County maintained a population of 274,000 in 2015. From 2010 to 2015, Windham’s County’s population decreased at an annual rate of 0.2% and New London County’s population remained relatively constant from 2010 to 2015. Comparatively, Connecticut and the U.S. recorded annual population growth rates of 0.2% and 0.7%, respectively, over the past five years.

Household growth rates paralleled population growth trends in both market area counties, as Windham County recorded a slight decline in households compared to a slight increase in households recorded by New London County. Population and household growth trends for both market area counties, as well as for Connecticut and the U.S., are generally expected to continue over the next five years.

Income measures show that New London County is a relatively affluent market, with median household and per capita income measures exceeding the comparable U.S. measures. Windham County’s median household income also exceeded the U.S. measure, while Windham County’s per capita income approximated the U.S. measure. Both Windham and New London Counties’ income measures were below the comparable income measures for Connecticut. Projected income growth rates for both counties were generally in line with the comparable projected growth rates for Connecticut and the U.S. Household income distribution measures provide another indication of the relative affluence of New London County. New London County maintained a relatively high percentage of households with incomes above $100,000 at 31.3%, which exceeded the U.S. comparable ratio of 22.8% and was slightly below the Connecticut ratio of 33.6%. Age distribution measures reflect that Windham and New London Counties have similar age distributions relative to Connecticut and the U.S. age distribution measures.

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II.6

[TABLE OMITTED]

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II.7

Regional Economy

Comparative employment data shown in Table 2.2 shows that employment in services constituted the major source of jobs in New London County and Connecticut, while wholesale/retail employment represented the largest employment sector in Windham County. Wholesale/retail employment constituted the second largest employment sector for New London County, followed by healthcare employment in both counties. Compared to Connecticut, Windham County maintained higher levels of employment in wholesale/retail trade and healthcare and a lower level of employment in finance/insurance/real estate. Compared to Connecticut, New London County maintained higher levels of employment in services, wholesale/retail trade and government and a lower level of employment in finance/insurance/real estate.

[TABLE OMITTED]

The market area served by the Company extends over the southernmost part of New England region, primarily serving eastern Connecticut. The Connecticut River, among other ports, has brought a sustainable stream of commerce for the state over the decades. Trade and service focused companies constitute major sources of employment in the Company’s regional market area. Healthcare is also a prominent component of market area’s economy, while manufacturing remains an important source of employment in Windham County. Table 2.3 lists in detail the major employers in Windham and New London County.

[TABLE OMITTED]

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II.8

Unemployment Trends

Comparative unemployment rates for Windham and New London Counties, as well as for Connecticut and the U.S., are shown in Table 2.4. The June 2015 unemployment rates for Windham and New London Counties, at 5.9% and 5.6% respectively, were slightly higher than the comparable unemployment rates of 5.4% for Connecticut as well as the nationwide unemployment rate of 5.3%. However, similar to the U.S., Windham and New London Counties, along with the state of Connecticut, reported lower unemployment rates for June 2015 compared to a year ago.

[TABLE OMITTED]

RP® Financial, LC.	MARKET AREA
II.9

Market Area Deposit Characteristics and Competition

The Company’s deposit base is closely tied to the economic fortunes of New London and Windham Counties and, in particular, the areas that are nearby to the Company’s branches. Table 2.5 displays deposit market trends from June 30, 2010 through June 30, 2014 for PB Bancorp, as well as for all commercial bank and savings institution branches located in the market area counties and the state of Connecticut.

Commercial banks maintained a larger market share of deposits than savings institutions in the state of Connecticut. However, in Windham and New London Counties, savings institutions held a larger market share of deposits than commercial banks. For the four year period covered in Table 2.5, savings institutions experienced an increase in deposit market in New London County and a decrease in deposit market share in Windham County as well as in the state of Connecticut. Total bank and thrift deposits in Connecticut increased at a 4.3% annual rate during the four period, which exceeded the comparable annual deposit growth rates of 3.8% for Windham County and 0.8% for New London County.

As of June 30, 2014, PB Bancorp maintained a relatively high deposit market share of 17.8% in Windham County with five branches. Annual deposit growth of 0.4% for the Windham County branches provided for a reduction in the Company’s deposit market share from 20.4% at June 30, 2010 to 17.8% at June 30, 2014. Comparatively, a 3.8% annual deposit growth rate for the New London County branches served to increase the Company’s deposit market share from 1.4% at June 30, 2010 to 1.6% at June 30, 2014.

RP® Financial, LC.	MARKET AREA
II.10

[TABLE OMITTED]

Competition among financial institutions in the Company’s market area is significant. Among the Company’s competitors are much larger and more diversified institutions, which have greater resources than maintained by PB Bancorp. Financial institution competitors in the Company’s primary market area include other locally based thrifts and banks, as well as regional, super regional and money center banks. From a competitive standpoint, PB Bancorp has sought to emphasize its community orientation in the markets served by its branches.

There are a total of 10 banking institutions operating in Windham County, with PB Bancorp holding the third largest market share of deposits. In New London County, there are a total of 15 banking institutions, with PB Bancorp holding the 11th largest market share of deposits. Table 2.6 lists the Company’s largest competitors in the market area counties, based on deposit market share as noted parenthetically.

RP® Financial, LC.	MARKET AREA
II.11

[TABLE OMITTED]

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of PB Bancorp’s operations versus a group of comparable savings institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of PB Bancorp is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to PB Bancorp, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on the NYSE or NASDAQ, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on the NYSE or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks are typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 91 fully-converted, publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since PB Bancorp will be a full public

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected eleven institutions with characteristics similar to those of PB Bancorp. In the selection process, we applied two “screens” to the universe of all public companies that were eligible for consideration:

o	Screen #1 Northeast institutions with assets between $250 million and $1.250 billion, tangible equity-to-assets ratios of greater than 8.0% and positive core earnings. Four companies met the criteria for Screen #1 and all four were included in the Peer Group: Chicopee Bancorp, Inc. of Massachusetts, Coastway Bancorp, Inc. of Rhode Island, Georgetown Bancorp, Inc. of Massachusetts and Wellesley Bancorp, Inc. of Massachusetts. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic thrifts.

o	Screen #2 Mid-Atlantic institutions with assets between $250 million and $1.250 billion, tangible equity-to-assets ratios of greater than 8.0% and positive core earnings. Ten companies met the criteria for Screen #2 and seven were included in the Peer Group: Clifton Bancorp, Inc. of New Jersey, Fox Chase Bancorp, Inc. of Pennsylvania, Malvern Bancorp, Inc. of Pennsylvania, Ocean Shore Holding Co. of New Jersey, Polonia Bancorp, Inc. of Pennsylvania, Prudential Bancorp, Inc. of Pennsylvania and WVS Financial Corp. of Pennsylvania. The three companies which met the selection criteria, but were excluded from the Peer Group were Carver Bancorp, Inc. of New York, MSB Financial Corp. of New Jersey and Pathfinder Bancorp, Inc. of New York. MSB Financial and Pathfinder Bancorp were excluded due to their recent conversion status (MSB Financial’s second-step conversion was completed in July 2015 and Pathfinder Bancorp’s second-step conversion was completed in October 2014). Carver Bancorp was excluded as the result of its low level of tangible common equity, which resulted in a skewed price-to-tangible book ratio. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic thrifts.

Table 3.1 shows the general characteristics of each of the eleven Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and PB Bancorp, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of PB Bancorp’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date. Comparative data for all publicly-traded thrifts, publicly-traded Connecticut thrifts and institutions comparable to PB Bancorp that have recently completed a second-step conversion offering have been included in the Chapter III tables as well.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

[TABLE OMITTED]

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to PB Bancorp’s characteristics is detailed below.

o	Chicopee Bancorp, Inc. of Massachusetts. Comparable due to similar asset size, similar size of branch network, similar interest-bearing funding composition, similar impact of loan loss provisions on earnings, similar earnings contribution from sources of non-interest operating income and lending diversification emphasis on commercial real estate loans.

o	Coastway Bancorp, Inc. of Rhode Island. Comparable due to similar asset size, similar size of branch network, similar level of capital as PB Bancorp on a pro forma basis, similar interest-bearing funding composition, similar return on average assets, similar impact of loan loss provisions on earnings, lending diversification emphasis on commercial real estate loans and similar ratio of non-performing assets as a percent of assets.

o	Clifton Bancorp, Inc. of New Jersey. Comparable due to completed second-step conversion in 2014, similar net interest income to average assets ratio and similar combine concentration of mortgage-backed securities and 1-4 family permanent mortgage loans as a percent of assets.

o	Fox Chase Bancorp, Inc. of Pennsylvania. Comparable due to completed second-step conversion in 2010, similar level of capital as PB Bancorp on a pro forma basis, similar impact of loan loss provisions on earnings and lending diversification emphasis on commercial real estate loans.

o	Georgetown Bancorp, Inc. of Massachusetts. Comparable due to completed second-step conversion in 2012, similar interest-bearing funding composition and lending diversification emphasis on commercial real estate loans.

o	Malvern Bancorp, Inc. of Pennsylvania. Comparable due to completed second-step conversion in 2012, similar asset size, same size of branch network, similar interest-bearing funding composition, similar ratio of operating expenses as a percent of average assets and lending diversification emphasis on commercial real estate loans.

o	Ocean Shore Holding Co. of New Jersey. Comparable due to completed second-step conversion in 2009, similar interest-bearing funding composition, similar earnings contribution from sources of non-interest operating income, similar combined concentration of mortgage-backed securities and 1-4 family permanent mortgage loans as a percent of assets and lending diversification emphasis on commercial real estate loans.

o	Polonia Bancorp, Inc. of Pennsylvania. Comparable due to completed second-step conversion in 2012, similar level of capital as PB Bancorp on a pro forma basis, similar impact of loan loss provisions on earnings and similar combined concentration of mortgage-backed securities and 1-4 family permanent mortgage loans as a percent of assets.

o	Prudential Bancorp, Inc. of Pennsylvania. Comparable due to completed second-step conversion in 2013, similar asset size, similar size of branch network, similar impact of loan loss provisions on earnings, similar ratio of operating expenses as a percent of average assets, similar combined concentration of mortgage-backed securities and 1-4

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

family permanent mortgage loans as a percent of assets and lending diversification emphasis on commercial real estate loans.

o	Wellesley Bancorp, Inc. of Massachusetts. Comparable due to similar asset size, similar interest-bearing funding composition, similar impact of loan loss provisions on earnings and lending diversification emphasis on commercial real estate loans.

o	WVS Financial Corp. of Pennsylvania. Comparable due to similar asset size.

In aggregate, the Peer Group companies maintained a higher level of tangible equity compared to the industry average (14.90% of assets versus 12.89% for all public companies), generated lower earnings as a percent of average assets (0.42% core ROAA versus 0.72% for all public companies) and earned a lower ROE (3.12% core ROE versus 5.80% for all public companies). Overall, the Peer Group's average P/TB ratio and average core P/E multiple were below and above the respective averages for all publicly-traded thrifts.

	All
	Publicly-Traded		Peer Group

Financial Characteristics (Averages)
Assets ($Mil)	$3,022		$638
Market capitalization ($Mil)	$472		$107
Tangible equity/assets (%)	12.89%		14.90%
Core return on average assets (%)	0.72		0.42
Core return on average equity (%)	5.80		3.12

Pricing Ratios (Averages)(1)
Core price/earnings (x)	18.08	x	19.69	x
Price/tangible book (%)	122.93%		99.97%
Price/assets (%)	14.44		15.15

(1) Based on market prices as of August 14, 2015.

Ideally, the Peer Group companies would be comparable to PB Bancorp in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to PB Bancorp, as will be highlighted in the following comparative analysis. Comparative data for all publicly-traded thrifts, publicly-traded Connecticut thrifts and institutions comparable to PB Bancorp that have recently completed a second-step conversion offering have been included in the Chapter III tables as well.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

Financial Condition

Table 3.2 shows comparative balance sheet measures for PB Bancorp and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group's ratios reflect balances as of June 30, 2015. PB Bancorp’s equity-to-assets ratio of 10.93% was below the Peer Group's average net worth ratio of 14.95%. However, the Company’s pro forma capital position will increase with the addition of stock proceeds, providing the Company with an equity-to-assets ratio that will be comparable to the Peer Group’s ratio. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 9.46% and 14.90%, respectively. The increase in PB Bancorp’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will initially depress return on equity. Both PB Bancorp’s and the Peer Group's capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

The interest-earning asset compositions for the Company and the Peer Group were somewhat different, as the Company’s interest-earning asset composition reflected a relatively high concentration of investments and a relatively low concentration of loans relative to the comparable Peer Group ratios. Overall, PB Bancorp’s interest-earning assets amounted to 93.85% of assets, which was below the comparable Peer Group ratio of 95.14%. The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 2.03% of assets and goodwill/intangibles equal to 0.05% of assets, while the Company’s non-interest earning assets included BOLI equal to 1.99% of assets and goodwill/intangibles equal to 1.46% of assets.

PB Bancorp’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group's funding composition. The Company’s deposits equaled 75.52% of assets, which was above the Peer Group’s ratio of 68.16%. Comparatively, the Company maintained a lower level of borrowings than the Peer Group, as indicated by borrowings-to-assets ratios of 12.57% and 15.89% for PB Bancorp and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 88.09% and 84.05%, respectively.

A key measure of balance sheet strength for a thrift institution is its interest-earning assets/interest-bearing liabilities (“IEA/IBL”) ratio. Presently, the Company’s IEA/IBL ratio is lower than the Peer Group’s ratio, based on IEA/IBL ratios of 106.54% and 113.19%,

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

[TABLE OMITTED]

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

respectively. The additional capital realized from stock proceeds should serve to provide PB Bancorp with an IEA/IBL ratio that is comparable to the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. PB Bancorp’s and the Peer Group’s growth rates are based on annual growth for the twelve months ended June 30, 2015. PB Bancorp recorded a 2.72% increase in assets, versus asset growth of 4.17% recorded by the Peer Group. An 8.32% increase in cash and investments was the primary driver of the Company’s asset growth, which was partially offset by a 2.68% decrease in loans. Asset growth for the Peer Group included an 8.49% increase in loans and a 5.98% increase in cash and investments.

Deposit growth of 2.99% and a 3.22% increase in borrowings funded the Company’s asset growth. Comparatively, asset growth for the Peer Group was funded through deposit growth of 2.21% and a 51.12% increase in borrowings. The Company’s tangible capital increased 0.74%, which was largely attributable to retention of earnings partially offset by dividend payments. Comparatively, the Peer Group’s tangible capital increased 0.03%, as retention of earnings was largely offset by stock repurchases and dividend payments. The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Additional implementation of any stock repurchases and dividend payments, pursuant to regulatory limitations and guidelines, could also slow the Company’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group. The Company’s and the Peer Group’s ratios are based on earnings for the twelve months ended June 30, 2015. PB Bancorp and the Peer Group reported net income to average assets ratios of 0.12% and 0.46%, respectively. Higher ratios for net interest income and non-operating gains and a lower ratio of loan loss provisions represented earnings advantages for the Peer Group, which were partially offset by the Company’s higher ratio for non-interest operating income, lower ratio for operating expense ratio and lower effective tax rate.

The Peer Group’s higher net interest income to average assets ratio was primarily realized through a higher interest income ratio, which was facilitated by a higher yield earned on

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

[TABLE OMITTED]

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

interest-earning assets (3.66% versus 3.04% for the Company) and maintaining a higher ratio of interest-earning assets as a percent of assets. Similarly, the Peer Group’s lower interest expense ratio was facilitated by a lower cost of funds (0.88% versus 0.99% for the Company), as well as maintaining a lower concentration of interest-bearing liabilities as a percent of assets. Overall, PB Bancorp and the Peer Group reported net interest income to average assets ratios of 2.10% and 2.78%, respectively.

In another key area of core earnings strength, the Company maintained a lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 2.36% and 2.59%, respectively. The Company’s lower operating expense ratio was achieved despite maintaining a comparatively higher number of employees relative to its asset size. Assets per full time equivalent employee equaled $4.643 million for the Company, versus $6.903 million for the Peer Group.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company’s earnings were less favorable than the Peer Group’s earnings. Expense coverage ratios for PB Bancorp and the Peer Group equaled 0.89x and 1.07x, respectively.

Sources of non-interest operating income provided a slightly larger contribution to the Company’s earnings, with such income amounting to 0.51% and 0.48% of PB Bancorp’s and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Company’s and the Peer Group's earnings, PB Bancorp’s efficiency ratio (operating expenses, as a percent of the sum of non-interest operating income and net interest income) of 90.42% was less favorable than the Peer Group's efficiency ratio of 79.45%.

Loan loss provisions had a fairly similar impact on the Company’s and the Peer Group’s earnings, as loan loss provisions established by the Company and the Peer Group equaled 0.11% and 0.08% of average assets, respectively

The Company recorded a net non-operating loss equal to 0.03% of average assets, while the Peer Group recorded net non-operating gains equal to 0.06% of average assets.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

Typically, gains and losses generated from the sale of assets and other non-operating activities are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations. Extraordinary items were not a factor in either the Company’s or the Peer Group's earnings.

Taxes had a more significant impact on the Peer Group’s earnings, as the Company recorded an effective tax benefit of 13.37% compared to an effective tax rate of 31.07% for the the Peer Group. As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 39.0%.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). In comparison to the Peer Group, the Company’s loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities (72.85% of assets versus 56.94% for the Peer Group), as the Company’s higher concentration of mortgage-backed securities more than offset the Peer Group’s higher concentration of 1-4 family permanent mortgage loans. Loans serviced for others equaled 6.69% and 4.28% of the Company’s and the Peer Group’s assets, respectively, thereby indicating that loan servicing income would tend to be a slightly larger factor in the Company’s earnings. Loan servicing intangibles constituted a relatively small balance sheet item for both the Company and the Peer Group.

Diversification into higher risk and higher yielding types of lending was more significant for the Peer Group. The Peer Group’s loan portfolio composition reflected higher concentrations of commercial real estate loans (14.56% of assets versus 7.40% of assets for the Company), multi-family loans (2.33% of assets versus 0.65% of assets for the Company), construction/land loans (3.95% of assets versus 0.90% of assets for the Company) and commercial business loans (4.29% of assets versus 0.73% of assets for the Company), while consumer loans constituted a more significant area of lending diversification for the Company (2.34% of assets versus 0.30% of assets for the Peer Group. In total, construction/land, commercial real estate, multi-family, commercial business and consumer loans comprised 12.02% and 25.33% of the Company’s and the Peer Group’s assets, respectively. Overall, the Company’s asset composition provided for a slightly lower risk weighted assets-to-assets ratio of 60.54% compared to 63.09% for the Peer Group.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

[TABLE OMITTED]

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, PB Bancorp’s interest rate risk characteristics were overall considered to be slightly less favorable than the Peer Group’s measures. Most notably, the Company’s tangible equity-to-assets ratio and IEA/IBL ratio were below the comparable Peer Group ratios. Likewise, the Peer Group maintained an advantage with respect to its lower ratio of non-interest earning assets as a percent of assets. On a pro forma basis, the infusion of stock proceeds should serve to substantially offset the current comparative advantages reflected in the Peer Group's balance sheet interest rate risk characteristics.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for PB Bancorp and the Peer Group. In general, the comparative fluctuations in the Company’s and the Peer Group’s net interest income ratios implied that the interest rate risk associated with their respective net interest margins was fairly similar, based on the interest rate environment that prevailed during the period covered in Table 3.5. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of PB Bancorp’s assets and the proceeds will be substantially deployed into interest-earning assets.

Credit Risk

Overall, based on a comparison of credit risk measures, the Company’s implied credit risk exposure was viewed to be slightly greater relative to the Peer Group’s credit risk exposure. As shown in Table 3.6, the Company’s ratios for non-performing/assets and non-performing loans/loans equaled 2.31% and 3.45%, respectively, versus comparable measures of 1.19% and 1.49% for the Peer Group. It should be noted that the measures for non-performing assets and non-performing loans include performing loans that are classified as troubled debt restructurings. The Company’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 27.91% and 93.59%, respectively. Loss reserves maintained as percent of loans receivable equaled 0.96% for the Company, versus 0.84% for the Peer Group. Net loan charge-offs were a more significant factor for the Company, as net loan charge-offs for the Company and the Peer Group equaled 0.33% and 0.09% of loans, respectively.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

[TABLE OMITTED]

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

[TABLE OMITTED]

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The federal regulatory appraisal guidelines required by the FRB, the OCC, the FDIC and state banking agencies specify the pro forma market value methodology for estimating the pro forma market value of a converting thrift. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, particularly second-step conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in PB Bancorp’s operations and financial condition; (2) monitor PB Bancorp’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks and PB Bancorp’s stock specifically; and (4) monitor pending conversion offerings, particularly second-step conversions, (including those in the offering phase), both regionally and nationally. If, during the conversion process, material changes occur, RP Financial will determine if updated valuation reports should be prepared to reflect such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including PB Bancorp’s value or PB Bancorp’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

quality and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

▪	Overall A/L Composition. In comparison to the Peer Group, the Company’s interest-earning asset composition showed a lower concentration of loans and a higher concentration of cash and investments. Diversification into higher risk and higher yielding types of loans was more significant for the Peer Group and the Peer Group also maintained a higher concentration of 1-4 family loans. Overall, in comparison to the Peer Group, the Company’s interest-earning asset composition provided for lower yield earned on interest-earning assets and a lower risk weighted assets-to-assets ratio. PB Bancorp’s funding composition reflected a higher level of deposits and a lower level of borrowings relative to the comparable Peer Group measures, which translated into a slightly higher cost of funds for the Company. Overall, as a percent of assets, the Company maintained a slightly lower level of interest-earning assets and a higher level of interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a lower IEA/IBL ratio for the Company. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should be relatively comparable to the Peer Group’s IEA/IBL ratio. On balance, RP Financial concluded that asset/liability composition was a slightly negative factor in our adjustment for financial condition.

▪	Credit Quality. The Company’s ratios for non-performing assets as a percent of assets and non-performing loans as a percent of loans were higher than the comparable ratios for the Peer Group. In comparison to the Peer Group, the Company maintained lower loss reserves as a percent of non-performing loans and higher loss reserves as a percent of loans. Net loan charge-offs as a percent of loans were higher for the Company. The Company’s risk weighted assets-to-assets ratio was lower than the Peer Group’s ratio. Overall, RP Financial concluded that credit quality was a slightly negative factor in our adjustment for financial condition.

▪	Balance Sheet Liquidity. The Company operated with a higher level of cash and investment securities relative to the Peer Group (46.54% of assets versus 27.50% for the Peer Group). Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the net proceeds realized from the second-step offering will be initially deployed into cash and investments. The Company was viewed as having slightly greater future borrowing capacity relative to the Peer Group, based on the slightly higher level of borrowings currently funding the Peer Group’s assets. Overall, RP Financial concluded that balance sheet liquidity was a slightly positive factor in our adjustment for financial condition.

▪	Funding Liabilities. The Company’s interest-bearing funding composition reflected a higher concentration of deposits and a slightly lower concentration of borrowings relative to the comparable Peer Group ratios, which translated into a slightly higher cost of funds for the Company. Total interest-bearing liabilities as a percent of assets were higher for the Company. Following the stock offering, the increase in the Company’s capital position will reduce the level of interest-bearing liabilities funding the Company’s assets to a ratio that is relatively comparable to the Peer Group’s ratio. Overall, RP Financial concluded that funding liabilities was a neutral factor in our adjustment for financial condition.

▪	Capital. The Company currently operates with a lower tangible equity-to-assets ratio than the Peer Group. Following the stock offering, PB Bancorp’s pro forma tangible

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capital position is expected to be comparable to the Peer Group's tangible equity-to-assets ratio. The increase in the Company's pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets. At the same time, the Company’s more significant capital surplus will likely result in a lower ROE. On balance, RP Financial concluded that capital strength was a neutral factor in our adjustment for financial condition.

On balance, PB Bancorp’s balance sheet strength was considered to be less favorable than the Peer Group’s balance sheet strength and, thus, a slight downward adjustment was applied for the Company’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

▪	Reported Earnings. The Company’s reported earnings were lower than the Peer Group’s on a ROAA basis (0.12% of average assets versus 0.46% for the Peer Group), as the Company’s earnings advantages with respect to its higher non-interest operating income, lower operating expense ratio and lower effective tax rate were more than offset by the Peer Group’s earnings advantages with respect to higher ratios for net interest income and net non-operating gains and lower ratio of loan loss provisions. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by implementation of additional stock benefit plans in connection with the second-step offering. Overall, the Company’s pro forma reported earnings were considered to be less favorable than the Peer Group’s reported earnings and, thus, RP Financial concluded that this was a moderately negative factor in our adjustment for profitability, growth and viability of earnings.

▪	Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings. The Company maintained a lower net interest income ratio, a lower operating expense ratio and a higher level of non-interest operating income. The Company’s less favorable net interest income ratio and more favorable operating expense ratio translated into a lower expense coverage ratio in comparison to the Peer Group’s ratio (equal to 0.89x versus 1.07x for the Peer Group). Likewise, the Company’s efficiency ratio of 90.42% was less favorable than the Peer Group’s efficiency ratio of 79.45%. Loan loss provisions had a slightly larger impact on the Company’s earnings. After adjusting for non-operating losses and gains, the Company’s ROAA ratio remained well below the comparable Peer Group ratio. Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets and leveraging

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of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans, indicate that the Company’s pro forma core earnings will remain less favorable than the Peer Group’s core earnings. Therefore, RP Financial concluded that this was a moderately negative factor in our adjustment for profitability, growth and viability of earnings.

▪	Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group's net interest income to average assets ratios indicated a similar degree of volatility was associated with the Company’s and the Peer Group’s net interest margins. Other measures of interest rate risk, such as capital, IEA/IBL and non-interest earning asset ratios were slightly more favorable for the Peer Group. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/ILB ratios that will be relatively comparable to the Peer Group’s ratios, as well as enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings

▪	Credit Risk. Loan loss provisions were a slightly larger factor in the Company’s earnings (0.11% of average assets versus 0.08% of average assets for the Peer Group). In terms of future exposure to credit quality related losses, lending diversification into higher risk types of loans was more significant for the Peer Group. The Company’s credit quality measures generally implied a slightly higher degree of credit risk exposure relative to the comparable credit quality measures indicated for the Peer Group. Overall, RP Financial concluded that credit risk was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

▪	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Peer Group maintained a higher interest rate spread than the Company, which would tend to facilitate continuation of a higher net interest margin for the Peer Group going forward based on the current prevailing interest rate environment. Second, the infusion of stock proceeds will provide the Company with similar growth potential through leverage as currently maintained by the Peer Group. Third, the Company’s higher ratio of non-interest operating income and lower operating expense ratio were viewed as advantages to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a neutral factor in our adjustment for profitability, growth and viability of earnings.

▪	Return on Equity. Currently, the Company’s core ROE is lower than the Peer Group’s core ROE. As the result of the increase in capital that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return equity on a core earnings basis will remain lower than the Peer Group’s core ROE. Accordingly, this was a moderately negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, PB Bancorp’s pro forma earnings strength was considered to be less favorable than the Peer Group’s and, thus, a moderate downward adjustment was applied for profitability, growth and viability of earnings.

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3.	Asset Growth

Comparative annual asset growth rates for the Company and the Peer Group showed respective increases of 2.72% and 4.17%. The Company’s asset growth was realized through an 8.32% increase in cash and investments, which was partially offset by a 2.68% decrease in loans. Comparatively, asset growth for the Peer Group consisted of an 8.49% increase in loans and a 5.40% increase in cash and investments. Overall, the Company’s recent asset growth trends would tend to be viewed less favorably than the Peer Group’s asset growth trends, in terms of supporting future earnings growth. On a pro forma basis, the Company’s tangible equity-to-assets ratio will be comparable to the Peer Group's tangible equity-to-assets ratio, indicating similar leverage capacity for the Company. On balance, a slight downward adjustment was applied for asset growth.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. PB Bancorp serves eastern Connecticut through the main office, seven full service branch offices and a loan center. Operating in a fairly rural market area with a relatively stable population base somewhat limits growth opportunities and such growth must be achieved in a highly competitive market environment. The Company competes against significantly larger institutions that provide a larger array of services and have significantly larger branch networks than maintained by PB Bancorp. The Company maintains a relatively high market share of deposits in Windham County, where its main office is located and the majority of its branches are located, and a relatively low deposit market share in New London County.

The Peer Group companies generally operate in markets with larger populations compared to Windham County. Population growth for the primary market area counties served by the Peer Group companies reflected a range of growth rates, but, overall, population growth in the markets served by the Peer Group companies showed stronger growth compared to Windham County which has had a slight decline in population over the past five years. Windham County has a lower per capita income compared to the primary market area counties served by Peer Group companies, which is indicative of the rural nature of the Company’s market area. On average, the Peer Group’s primary market area counties were more affluent markets within their respective states compared to Windham County’s per capita income as a percent of Connecticut’s per capita income (106.7% for the Peer Group versus 75.6% for

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Windham County). The average and median deposit market shares maintained by the Peer Group companies were well below the Company’s market share of deposits in Windham County. Overall, the degree of competition faced by the Peer Group companies was viewed as greater than faced by the Company in Windham County, while the growth potential in the markets served by the Peer Group companies was for the most part viewed to be more favorable relative to the Company’s primary market area. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, the average unemployment rate for the primary market area counties served by the Peer Group companies was slightly below the unemployment rate reflected for Windham County. On balance, we concluded that a slight downward adjustment was appropriate for the Company’s market area.

[TABLE OMITTED]

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5.	Dividends

The Company currently pays a quarterly dividend of $0.04 per share. At this time the Company has not established a dividend policy for following the second-step offering. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Eight out of the eleven Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.62% to 3.22%. The average dividend yield on the stocks of the Peer Group institutions was 1.13% as of August 14, 2015. Comparatively, as of August 14, 2015, the average dividend yield on the stocks of all fully-converted publicly-traded thrifts equaled 1.76%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

While the Company has not established a definitive dividend policy once it becomes a fully-converted Company, the Company’s capacity to pay a dividend comparable to the Peer Group’s average dividend yield is viewed to be less based on its lower pro forma earnings and resulting higher payout ratio. On balance, we concluded that a slight downward adjustment was warranted for this factor.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All of the Peer Group companies trade on NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $22.2 million to $362.4 million as of August 14, 2015, with average and median market values of $106.8 million and $87.1 million, respectively. The shares issued and outstanding of the Peer Group companies ranged from 1.8 million to 25.8 million, with average and median shares outstanding equal to 7.2 million and 5.3 million, respectively. The Company’s second-step stock offering is expected to provide for a pro forma market value and shares outstanding that will be in the lower half of the Peer Group’s range of market values and shares outstanding. Following the second-step conversion, the Company’s stock will continue to be traded on the NASDAQ Capital Market. Overall, we anticipate that the Company’s stock will have a fairly comparable

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trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.	Marketing of the Issue

We believe that four separate markets exist for thrift stocks, including those coming to market such as PB Bancorp (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted company; (C) the acquisition market for thrift and bank franchises based in Connecticut; and (D) the market for the public stock of PSBH. All of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays various stock price indices for thrifts.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. Stocks tumbled at the start of 2015, as oil fell below $50 per barrel and fresh worries about Europe’s economy stoked fears of deflation. A rebound in oil prices supported a two day rebound in the broader stock market, which was followed by a downward trend through mid-January. Factors contributing to the downturn included a further drop in oil prices, a weak reading for December wage growth, disappointing retail sales for December and lackluster fourth quarter earnings results posted by some of the nation’s largest banks. After five consecutive sessions of losses, some upbeat reports on the U.S. economy, a rebound in energy shares and a new round of stimulus efforts proposed by the European Central Bank contributed to a stock market rally heading into the second half of January. Volatility prevailed in the broader stock at the end of January and into early-February, as investors reacted to mixed earnings reports, fluctuating oil prices and weaker-than-expected

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fourth quarter GDP growth. Higher oil prices contributed to stocks closing out the first week of trading in February with a net gain. Some favorable fourth quarter earnings reports and growing optimism that Greece would reach an agreement with its international creditors boosted stocks heading into mid-February 2015. The broader stock market trended higher during the second half of February 2015, with the Dow Jones Industrial Average (“DJIA”) and S&P 500 closing at record highs in late-February. Factors contributing to the rally included an agreement between Greece and euro zone officials to extend Greece’s bailout for another four months and signals from the Federal Reserve that it would move at a slow pace in determining when to raise interest rates. At the start of March, NASDAQ closed above 5000 for the first time in fifteen years. Stocks tumbled to close out the first week of trading in March, as stronger-than-expected job growth reflected in the February employment report increased expectations that the Federal Reserve would start to raise interest rates. Volatility prevailed in the stock market during mid-March, with U.S. monetary policy and oil prices serving as the primary catalysts for the day-to-day fluctuations. The S&P 500 closed lower for three consecutive weeks through mid-March, as tumbling oil prices pressured energy shares and a robust dollar threatened to erode the profits of multinational companies. Comparatively, a weaker dollar and reassuring comments from the Federal Reserve that it would proceed cautiously in consideration of raising short-term interest rates helped stocks to rebound heading into the second half of March. In the last full week of trading in March, stocks posted their biggest weekly loss since late-January amid disappointing U.S. economic data and worries about the negative impact that a stronger dollar would have on corporate profits. Following the downturn, stocks spiked higher and lower on consecutive trading days to close out the first quarter. Stocks rallied on a flurry of deal-making in the health care sector, while a decline in oil prices spurred a sell-off in the broader stock market.

Soft economic news pressured stocks lower at the start of the second quarter of 2015, as weaker-than expected manufacturing activity for March added to concerns about slowing U.S. growth and corporate profits. Following two days of losses, energy shares led the stock market higher on a surge in oil prices. Some favorable first quarter earnings reports, a weaker dollar and higher oil prices contributed to further gains in the broader stock market through the first half of April. Renewed concerns over funding the financial crisis in Greece sparked a plunge in the broader stock market heading into the second half of April. Upbeat earnings reports and China’s announcement of fresh economic stimulus helped stocks to rebound in late-April, which was followed by a downturn in the broader stock market at the end of April fueled by slower than expected first quarter GDP growth. The broader stock market traded unevenly at

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the start of May and then rallied sharply higher after the May employment report indicated that the U.S. was still growing, but the pace of growth was not viewed as strong enough to warrant the Federal Reserve raising interest rates until the latter part of 2015. Stable bond prices and gains in overseas markets helped to push stocks higher in mid-May, with both the DJIA and S&P 500 setting new record highs. Stock traded in a narrow range during the second half of May and into early-June, as investors awaited for further detail on Greece’s debt negotiations and the May jobs report. An impasse between Greece and its creditors and a mixed jobs report weighed on stocks to close out the first week of trading in June. Mixed signals on the progress of the Greece debt negotiations translated into an up and down stock market heading into mid-June. Signals from the Federal Reserve that it would move cautiously in raising rates later in 2015 contributed to stock market gains in the third week of June. Stocks turned lower to close out the second quarter, as optimism about a bailout for Greece faded.

A more favorable outlook on Greece’s financial crisis helped stocks to advance at the start of the third quarter of 2015, which was followed by the DJIA declining to a five-month low in the second week of July as the sell-off in China’s stock market rippled through markets globally. News of a bailout deal secured by Greece supported a stock market rally in mid-July, while some favorable second quarter earnings reports coming out of the technology sector lifted the NASDAQ to three consecutive record high closes heading into the second half of July. Comparatively, the DJIA approached a six-month low in late-July, as disappointing earnings by some of the Dow components and a continued sell-off in China’s stock market weighed on the broader stock market. A measured Federal Reserve policy statement that reaffirmed it would move cautiously on raising interest rates and an easing of the sell-off in China’s stock market boosted stocks at the end of July. The DJIA recorded seven consecutive losses through the first week of trading in August, which was driven by weak earnings reports posted by some media and oil stocks. A rebound in beaten down energy shares and 2015’s largest merger announcement fueled stock market gains heading into mid-August, which was followed by a sharp sell-off as China’s surprising decision to devalue its currency rattled global markets. Stocks closed out the second week of August on a slight upswing. On August 14, 2015, the DJIA closed at 17477.40, an increase of 4.9% from one year ago and a 1.9% decrease year-to-date, and the NASDAQ closed at 5048.24, an increase of 13.1% from one year ago and an increase of 6.6% year-to-date. The Standard & Poor’s 500 Index closed at 2091.54 on August 14, 2015, an increase of 7.0% from one year ago and an increase of 1.6% year-to-date.

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The market for thrift stocks has also experienced varied trends in recent quarters. Thrift stocks followed the broader stock market lower during the first half of January 2015, as a weak report for December retail sales and fourth quarter bank earnings showing net interest margins continued to be squeezed depressed financial stocks in general. The broader stock market rally at the start of the second half of January boosted thrift shares as well. Financial shares rallied heading into late-January in response to Royal Bank of Canada’s $5.4 billion acquisition of City National. Thrift stocks retreated at the close of January and then rebounded during the first week of February, as investors reacted to some encouraging news on home prices, the January employment report showing stronger-than-expected job growth and signs of acquisition activity heating up in the banking sector. A decline in January housing starts contributed to thrift shares trading lower heading into the second half of February 2015. After trading in a narrow range during the second half of February, thrift stocks advanced during the first week of March as economic data indicated that inflation remained below the Federal Reserve’s 2.0% target. Thrift stocks retreated along with the broader stock market heading in mid-March, as the strong employment report for February raised expectations of a near term rate hike by the Federal Reserve. Favorable results from the Federal Reserve’s Comprehensive Capital Analysis and Review process sparked a mid-March rally in the broader financial sector. Bank and thrift stocks also benefitted from the weaker-than-expected retail sales report for February, which served to lessen concerns about an interest rate increase. The positive trend for thrift stocks continued heading into the second half of March, as a slump in the U.S. dollar fueled a rally in the broader stock market. Thrift shares paralleled trends in the broader stock market at the close of March.

Thrift stocks traded lower in early-April 2015, as investors reacted to the disappointing job growth reflected in the March employment report. Mixed first quarter earnings reports provided for a narrow trading range in the thrift sector into mid-April, which was followed by a downturn as thrift stocks participated in the broader stock market sell-off. Thrift shares traded sideways into late-April and then edged higher in late-April, as the Federal Reserve concluded its two day policy meeting keeping its target interest rate near zero and pointed to a cooling economy and reduced job gains of clouding the timing of when they would begin to raise interest rates. After trading in a fairly tight range at the start of May, thrift stocks trended higher going into the second half of May. Factors contributing to gains in the thrift sector included an April employment report showing a pick-up in job growth, statements from the Federal Reserve’s April policy meeting that indicated that they were unlikely to raise interest rates in the

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near term and a strong increase in housing starts during April. With the conclusion of a generally mediocre first quarter earnings season, the thrift sector traded in a narrow range at the end of May and into early-June. Thrift shares generally trended higher through mid-June, as investors were encouraged by the job growth reflected in the May employment report and the outcome of the Federal Reserve’s mid-June policy meeting. Favorable reports for new and existing home sales in May helped to lift thrift stocks heading into late-June. Thrift shares paralleled trends in the broader stock market at the close of the second quarter and through the first half of July, as investors focused on Greece’s debt problems and the sell-off in China’s stock market. Second quarter earnings reports for the financial sector were generally in line with expectations, which translated into a relatively flat market for thrift stocks during the second half of July. The Federal Reserve’s cautious outlook on raising interest rates and a favorable employment report for July contributed to the thrift shares trading higher at the close of July, with the positive trend continuing through the first half of August. On August 14, 2015, the SNL Index for all publicly-traded thrifts closed at 820.2, an increase of 16.5% from one year ago and an increase of 11.0% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, three second-step conversions, one mutual holding company offering and two merger conversions have been completed during the past three

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[TABLE OMITTED]

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months. For purposes of comparable data in connection with the valuation of the Company, recent second-step conversion offerings are viewed to be the most relevant. MSB Financial and Equitable Financial closed at the top of their super ranges, while Kearny Financial closed slightly above the midpoint of its offering range. The average closing pro forma price/tangible book ratio of the three recent second-step conversion offerings equaled 83.80%. On average, the three second-step conversion offerings had price appreciation of 10.30% after their first week of trading. As of August 14, 2015, the three recent second-step conversion offerings showed an average price increase of 12.10% from their respective IPO prices.

Shown in Table 4.3 are the current pricing ratios for the four fully-converted offerings completed during the past three months and are traded on NASDAQ, which includes all three of the second-step offerings. The current average P/TB ratio of the NASDAQ traded, fully-converted recent conversions equaled 90.49%, based on closing stock prices as of August 14, 2015.

C.	The Acquisition Market

Also considered in the valuation was the potential impact on PB Bancorp’s stock price of recently completed and pending acquisitions of other thrift institutions operating in Connecticut. As shown in Exhibit IV-4, there was one acquisition of a Connecticut based thrift completed from the beginning of 2011 through August 14, 2015 and there is currently one acquisition pending for a Connecticut based thrift institution. The recent acquisition activity involving Connecticut thrift institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group that could be subject to the same type of acquisition speculation that may influence PB Bancorp’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in PB Bancorp’s stock would tend to be less compared to the stocks of the Peer Group companies.

D.	Trading in PSBH’s Stock

Since PSBH’s minority stock currently trades under the symbol “PSBH” on the NASDAQ, RP Financial also considered the recent trading activity in the valuation analysis. PSBH had a total of 6,541,561 shares issued and outstanding at June 30, 2015, of which 2,811,715 shares were held by public shareholders and traded as public securities. The

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[TABLE OMITTED]

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Company’s stock has had a 52 week trading range of $6.81 to $9.20 per share and its closing price on August 14, 2015 was $8.01 per share. There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics, a different return on equity for the conversion stock and the stock is currently traded based on speculation of a range of exchange ratios. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market and recent trading activity in the Company’s minority stock. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

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9.	Effect of Government Regulation and Regulatory Reform

As a fully-converted regulated institution, PB Bancorp will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Downward
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	Slight Downward
Primary Market Area	Slight Downward
Dividends	Slight Downward
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the FRB, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8). In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

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▪	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock and we have given it significant weight among the valuation approaches. Given certain similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma basis for the Company; and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting and leveraging their offering proceeds, we also gave weight to the other valuation approaches.

▪	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

▪	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

▪	Trading of PSBH stock. Converting institutions generally do not have stock outstanding. PSBH, however, has public shares outstanding due to the mutual holding company form of ownership and first-step minority stock offering. Since PSBH’s stock is currently quoted on NASDAQ, it is an indicator of investor interest in the Company’s conversion stock and therefore received some weight in our valuation. Based on the August 14, 2015 closing stock price of $8.01 per share and the 6,541,561 shares of PSBH outstanding, the Company’s implied market value of $52.4 million was considered in the valuation process. However, since the Company’s stock is not actively traded, the conversion stock will have different characteristics than the minority shares, and the pro forma information has not been publicly disseminated to date, the current trading price of PSBH’s stock was somewhat discounted herein but will become more important towards the closing of the offering.

The Company has adopted “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP

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shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of ASC 718-40 in the valuation.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and, thus, will slightly increase equity. At June 30, 2015, the MHC had pro forma net assets of $743,000, which has been added to the Company’s June 30, 2015 pro forma equity to reflect the consolidation of the MHC into the Company’s operations. Exhibit IV-9 shows that after accounting for the impact of the MHC’s net assets, the public shareholders’ ownership interest was reduced by approximately 0.67%. Accordingly, for purposes of the Company’s pro forma valuation, the public shareholders’ ownership interest was reduced from 42.98% to 42.31% and the MHC’s ownership interest was increased from 57.02% to 57.69%.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of August 14, 2015, the aggregate pro forma market value of PB Bancorp’s conversion stock equaled $47,670,864 at the midpoint, equal to 5,958,858 shares at $8.00 per share. The $8.00 per share price was determined by the PB Bancorp Board. The midpoint and resulting valuation range is based on the sale of a 57.69% ownership interest to the public, which provides for a $27,500,000 public offering at the midpoint value.

1.          Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $551,000 for the twelve months ended June 30, 2015. In deriving PB Bancorp’s core earnings, the only adjustment made to reported earnings was to eliminate $155,000 of net impairment losses on investment securities. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 39.0% for the earnings adjustment, the Company’s core earnings were determined to equal $646,000 for the twelve months ended June 30, 2015.

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Amount
($000)
Net income(loss)	$551
Add: Net impairment losses on investments(1)	95
Core earnings estimate	$646

(1) Tax effected at 39.0%.

Based on the Company’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $47.7 million midpoint equaled 90.39x and 76.59x, respectively, indicating premiums of 370.54% and 288.98% relative to the Peer Group’s average reported and core earnings multiples of 19.21x and 19.69x, respectively (see Table 4.4). In comparison to the Peer Group’s median reported and core earnings multiples which equaled 20.94x and 21.12x, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 331.66% and 262.64%. The Company’s pro forma reported P/E ratios at the minimum and the super maximum equaled 75.72x and 123.35x, respectively. The Company’s pro forma core P/E ratios at the minimum and the super maximum equaled 64.30x and 104.02x, respectively.

2.     Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $47.7 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios equaled 62.99% and 69.32%, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 99.56% and 99.97%, the Company’s ratios reflected discounts of 36.73% on a P/B basis and 30.66% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios both equal to 103.38%, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 39.07% on a P/B basis and 32.95% on a P/TB basis. At the super maximum of the range, the Company’s P/B and P/TB ratios equaled 75.47% and 82.30%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the super maximum of the range reflected discounts of 24.20% and 17.68%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratio at the super maximum of the range reflected discounts of 27.00% and 20.39%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which tends to mathematically result in a ratio discounted to

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[TABLE OMITTED]

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3.    book value. The discounts reflected under the P/B approach were also supported by the significant premiums reflected in the Company’s P/E multiples.

4.          Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $47.7 million midpoint of the valuation range, the Company’s value equaled 9.58% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 15.15%, which implies a discount of 36.77% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 12.95%, the Company’s pro forma P/A ratio at the midpoint value reflects a discount of 26.02%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, the three recently completed second-step offerings had an average forma price/tangible book ratio at closing of 83.80% (see Table 4.2). In comparison, the Company’s pro forma price/tangible book ratio at the midpoint value reflects an implied discount of 17.28%. In comparison to the current P/TB ratio of 93.97% for the three second-step conversions, the Company’s pro forma price/tangible book ratio at the midpoint value reflects an implied discount of 35.56%.

The most recent second-step offering that is comparable to PB Bancorp’s second-step offering was completed by MSB Financial of New Jersey, which closed in July 2015. MSB Financial’s offering closed at the top of its super range, with a second-step offering of $37.7 million and an aggregate pro forma market value of $59.5 million. MSB Financial’s pro forma price/tangible book ratio at closing equaled 79.70%. In comparison, the Company’s pro forma price/tangible book ratio at the midpoint value reflects an implied discount of 13.02%. MSB Financial’s closing stock price on August 14, 2015 was 11.70% above its IPO price.

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Comparative pre-conversion financial data for MSB Financial has been included in the Chapter III tables and show that, in comparison to PB Bancorp, MSB Financial maintained a higher tangible equity-to-assets ratio (12.06% versus 9.46% for PB Bancorp), a higher return on average assets (0.21% versus 0.12% for PB Bancorp) and a higher ratio of non-performing assets (inclusive of performing troubles debt restructurings) as a percent of assets (5.55% versus 2.31% for PB Bancorp).

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of August 14, 2015, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of the Company - was $47,670,864 at the midpoint, equal to 5,958,858 shares at a per share value of $8.00. The resulting range of value and pro forma shares, all based on $8.00 per share, are shown below.

The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.

			Exchange Shares
		Offering	Issued to Public	Exchange
	Total Shares	Shares	Shareholders	Ratio

Shares
Maximum, as Adjusted	7,880,590	4,546,094	3,334,496	1.1859
Maximum	6,852,686	3,953,125	2,899,561	1.0312
Midpoint	5,958,858	3,437,500	2,521,358	0.8967
Minimum	5,065,029	2,921,875	2,143,154	0.7622

Distribution of Shares
Maximum, as Adjusted	100.00%	57.69%	42.31%
Maximum	100.00%	57.69%	42.31%
Midpoint	100.00%	57.69%	42.31%
Minimum	100.00%	57.69%	42.31%

Aggregate Market Value at $8.00 per share
Maximum, as Adjusted	$63,044,720	$36,368,752	$26,675,968
Maximum	$54,821,488	$31,625,000	$23,196,488
Midpoint	$47,670,864	$27,500,000	$20,170,864
Minimum	$40,520,232	$23,375,000	$17,145,232

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Establishment of the Exchange Ratio

Conversion regulations provide that in a conversion of a mutual holding company, the minority shareholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC and PSBH have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the consolidation of the MHC’s unconsolidated equity into the Company). The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the second-step conversion offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $8.00 per share offering price, the indicated exchange ratio at the midpoint is 0.8967 shares of the Company for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 0.7622 at the minimum, 1.0312 at the maximum and 1.1859 at the super maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public shareholders or on the proposed exchange ratio.